Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

OM GROUP COMPLETES SALE OF PRECIOUS METALS BUSINESS TO
UMICORE FOR $814 MILLION

CLEVELAND, Ohio – July 31, 2003 – OM Group, Inc. (NYSE: OMG) announced today that it has completed the previously announced sale of its Precious Metals business to Umicore for €697 million, or $814 million. OMG will use net proceeds of approximately $730 million to reduce debt.

“This transaction is a significant milestone in our strategic plan for several reasons,” said James P. Mooney, chairman and chief executive officer. “It allows us to dramatically improve our balance sheet and to focus solely on continuing to increase the profitability of our core Base Metals business. Likewise, it enables us to meet all of the terms and conditions of our amended Revolving Credit Facility and Term Loan Agreement with respect to asset sales long before the December 31, 2003, deadline.”

According to Thomas R. Miklich, OMG’s chief financial officer, “The resulting debt reduction from this transaction will give the Company increased financial flexibility for its Base Metals business.” He added, “The Company has secured a commitment for a new underwritten credit facility, which is expected to close in early August. “

ABOUT OM GROUP, INC.

Headquartered in Cleveland, Ohio, OM Group operates manufacturing facilities in the Americas, Europe, Asia, Africa and Australia. For more information on OM Group, visit the Company’s Web site at www.omgi.com.

For more information contact: Greg Griffith, Director of Investor Relations, 216-263-7459.

Commentary on business trends and the Company’s financial outlook is provided on the earnings release date during the quarterly teleconference call, which is webcasted, transcribed and posted on the Company’s web site. In the interest of fair disclosure, the Company does not intend to comment on business trends or financial outlook between quarterly earnings release dates. The foregoing discussion may include forward-looking statements relating to the business of the Company. Such forward-looking statements are based upon specific assumptions subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results of the Company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include the price and supply of the Company’s raw materials, particularly cobalt, copper, nickel and precious metal; the demand for the Company’s products; the effect of non-currency risks inherent in the Company’s operations in foreign countries including political, social, economic and regulatory factors;

OM GROUP COMPLETES SALE OF PRECIOUS METALS BUSINESS
TO UMICORE FOR $814 MILLION-Page 2

the effects of the substantial debt incurred in connection with the Company’s acquisitions or ability to refinance or repay debt; the effect of fluctuations in currency exchange rates on the Company’s international operations; the impact of the Company’s restructuring program on its continuing operations; the ability of the Company to complete the sale of its precious metal chemistry business, which in turn may impact the Company’s ability to meet its debt covenants with respect to net proceeds from assets sales; the potential impact of the Company being named in a 2002 United Nations panel report focusing on companies and individuals operating in the Democratic Republic of Congo; and the potential impact of an adverse result of the shareholder class action lawsuits filed against the Company and the named executives.